Exhibit 10.25

Description of terms of oral consulting agreement between
GeoGlobal Resources Inc. and Amicus Services Inc.

GeoGlobal Resources Inc. (the Registrant) is a party to an oral agreement with Amicus Services Inc. an Alberta corporation (Amicus), whose outstanding shares are owned by Vincent Roy, the brother of Jean Paul Roy, the President, chief executive officer and the principal stockholder of the Registrant.  Pursuant to the oral agreement, Amicus provides IT and computer related consulting services to the Registrant and its subsidiaries and the Registrant compensates Amicus for those services.

The IT and computer related services provided by Amicus cover such duties as; organizing, managing and maintaining a geological database in Canada relating to GeoGlobal’s exploration interests in India and elsewhere; upgrading on a continuing basis all information systems (both software and hardware) and network systems (including onsite and offsite backups of data and security issues) of a corporate nature; and providing ongoing IT and computer related services as required by the Registrant’s Calgary staff.

The hourly rate paid to Amicus through December 31, 2007 was Cdn$40.00.  Commencing January 1, 2008 the hourly rate increased to Cdn$70.00.

Amicus will provide these IT and computer related services to the Registrant approximately three days per week, as requested by the Registrant.

The oral agreement can be immediately terminated by either party at any time by notice given to the other party.

Vincent Roy as the sole stockholder of Amicus, is entitled to participate in the Registrant’s Stock Incentive Plans on such terms and as and when determined and in the sole discretion of the Registrant’s Board of Directors in consultation with Management of the Registrant.